UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

    REGISTRATION STATEMENT AND POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION
                    STATEMENT NOS. 333-81614 AND 333-107557
                        UNDER THE SECURITIES ACT OF 1933

                              --------------------

                                VCA ANTECH, INC.
             (Exact name of registrant as specified in its charter)

                         DELAWARE                                                   95-4097995
   (State or other jurisdiction of incorporation or                  (I.R.S. Employer Identification No.)
                       organization)

               12401 WEST OLYMPIC BOULEVARD                                         90064-1022
                  LOS ANGELES, CALIFORNIA
         (Address of Principal Executive Offices)                                   (Zip Code)


                   VCA ANTECH, INC. 2006 EQUITY INCENTIVE PLAN
                            (Full title of the plan)

                                 ROBERT L. ANTIN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                VCA ANTECH, INC.
                          12401 WEST OLYMPIC BOULEVARD
                       LOS ANGELES, CALIFORNIA 90064-1022
                     (Name and address of agent for service)

                                 (310) 571-6500
          (Telephone number, including area code, of agent for service)

                                   Copies to:
                               JULIE KAUFER, ESQ.
                       AKIN GUMP STRAUSS HAUER & FELD LLP
                       2029 CENTURY PARK EAST, SUITE 2400
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 229-1000

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
 Title of securities to be registered    Amount to be    Proposed maximum     Proposed maximum        Amount of
                                          registered      offering price     aggregate offering     registration
                                                             per share              price                fee
-------------------------------------------------------------------------------------------------------------------
Common Stock $0.001 par value
Not previously registered                 5,960,659 (1)         $33.79 (2)    $201,410,667.60 (2)       $21,550.94
Not previously registered                    39,341 (1)         $30.70 (3)      $1,207,768.70 (3)          $129.23
Previously registered                     5,791,314 (1)            N/A (4)                N/A (4)          N/A (4)
                                        ---------------- ------------------ ---------------------- ----------------
Total                                        11,791,314                           $202,618,436.30       $21,680.17
===================================================================================================================


     This registration statement on Form S-8 (this "Registration Statement") is
(i) a new registration statement, (ii) a Post-Effective Amendment No. 1 to VCA Antech, Inc.'s (the "Registrant") registration statement on Form S-8 (File No. 333-81614), as filed with the Securities and Exchange Commission (the "Commission") on January 29, 2002 (the "2002 Registration Statement") and (iii) a Post-Effective Amendment No. 1 to the Registrant's registration statement on Form S-8 (File No. 333-107557), as filed with the Commission on August 1, 2003 (the "2003 Registration Statement," and together with the 2002 Registration Statement, the "Prior Registration Statements"). Pursuant to the Prior Registration Statements, shares of the Registrant's Common Stock were registered for issuance under the Amended and Restated 1996 Stock Incentive Plan and the 2001 Stock Incentive Plan (collectively, the "Prior Plans").

(1) This Registration Statement registers 6,000,000 shares of Common Stock issuable under the 2006 Equity Incentive Plan (the "2006 Plan"), and not previously registered under the Prior Registration Statements. In addition, this Registration Statement registers up to 5,791,314 shares of Common Stock which were previously registered under the Prior Registration Statements for offer or sale under the Prior Plans and which may be offered or sold under the 2006 Plan (the "Carried Forward Shares"). The Carried Forward Shares consist of (i) 5,408,314 shares of Common Stock allocable to outstanding stock options or other awards under the Prior Plans as of November 30, 2006, to the extent that on or after November 30, 2006 such stock options or other awards expire, are forfeited or otherwise terminate without shares of Common Stock being issued, plus (ii) 383,000 shares of Common Stock remaining available for issuance under the Prior Plans, but not underlying any outstanding stock options or other awards under the Prior Plans as of November 30, 2006. Any shares of Common Stock previously registered under the Prior Registration Statements and not utilized as Carried Forward Shares will remain registered under the Prior Registration Statements. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares registered under this Registration Statement will automatically be increased to cover any additional shares of the Registrant's Common Stock that become issuable under the 2006 Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, and based upon the average of the high and low prices of the Common Stock on the NASDAQ Global Market on December 8, 2006.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based upon the on the per share weighted average exercise price of the options of $30.70.

(4) The Carried Forward Shares were previously registered under the Prior Registration Statements. As a result, no filing fee with respect to those shares is required in accordance with Interpretation 89 under Section G of the Securities and Exchange Commission Division of Corporate Finance Manual of Publicly Available Telephone Interpretations (July 1997) and Instruction E to the General Instructions to Form S-8. The Post-Effective Amendments to the Prior Registration Statements are filed here to reallocate the Carried Forward Shares from the Prior Registration Statements and to carry over the registration fees paid for the Carried Forward Shares from the Prior Registration Statements.

             STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

     VCA Antech, Inc. (the "Registrant") has filed this Registration Statement to register under the Securities Act of 1933, as amended (the "Securities Act") the offer and sale of 6,000,000 shares of Common Stock, par value $0.001 per share, of the Registrant, not previously registered, and up to 5,791,314 shares of Common Stock, par value $0.001 per share, of the Registrant, which were previously registered (as further described below), pursuant to the VCA Antech, Inc. 2006 Equity Incentive Plan (the "2006 Plan"). This Registration Statement is (i) a new registration statement, (ii) a Post-Effective Amendment No. 1 to the Registrant' s registration statement on Form S-8 (File No. 333-81614), as filed with the Securities and Exchange Commission (the "Commission") on January 29, 2002 (the "2002 Registration Statement") and (iii) a Post-Effective Amendment No. 1 to the Registrant's registration statement on Form S-8 (File No. 333-107557), as filed with the Commission on August 1, 2003 (the "2003 Registration Statement," and together with the 2002 Registration Statement, the "Prior Registration Statements"). 5,791,314 shares of the Registrant's Common Stock registered hereby were previously registered for issuance under the Prior Registration Statements for offer and sale pursuant to the Registrant's Amended and Restated 1996 Stock Incentive Plan and the 2001 Stock Incentive Plan (collectively, the "Prior Plans").

     On March 7, 2006, the Board of Directors of the Registrant adopted, subject to stockholder approval, the 2006 Plan. On June 5, 2006, the 2006 Plan was approved by the stockholders at the Registrant's annual meeting of stockholders. The Registrant desires to have the shares of Common Stock registered hereunder and issuable pursuant to the 2006 Plan to include those shares of Common Stock described above whose offer and sale were registered under the Prior Registration Statements. The shares carried over from the Prior Registration Statements are no longer available for the grant of new awards under the Prior Plans. This Registration Statement registers 6,000,000 shares of Common Stock not previously registered under the 2006 Plan. In addition, this Registration Statement registers up to 5,791,314 shares of Common Stock which were previously registered under the Prior Registration Statements for offer or sale under the Prior Plans and which may be offered or sold under the 2006 Plan (the "Carried Forward Shares"). The Carried Forward Shares consist of (i) 5,408,314 shares of Common Stock allocable to outstanding stock options or other awards under the Prior Plans as of November 30, 2006, to the extent that on or after November 30, 2006 such stock options or other awards expire, are forfeited or otherwise terminate without shares of Common Stock being issued, plus (ii) 383,000 shares of Common Stock remaining available for issuance under the Prior Plans, but not underlying any outstanding stock options or other awards under the Prior Plans as of November 30, 2006. Any shares of Common Stock previously registered under the Prior Registration Statements and not utilized as Carried Forward Shares will remain registered under the Prior Registration Statements. Pursuant to Rule 416(a) under the Securities Act, the number of shares registered under this Registration Statement will automatically be increased to cover any additional shares of the Registrant's Common Stock that become issuable under the 2006 Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction.

     In accordance with the Interpretation 89 under Section G of the Securities and Exchange Commission Division of Corporate Finance Manual of Publicly Available Telephone Interpretations (July 1997) and Instruction E to the General Instructions to Form S-8: (a) the Registrant is (i) carrying over the Carried Forward Shares from the Prior Registration Statements, and (ii) registering the offer and sale of 6,000,000 new shares of Common Stock, of which all 11,791,314 shares may be offered and sold under the 2006 Plan pursuant to this Registration Statement; (b) the registration fee allocable to the Carried Forward Shares paid in connection with the Prior Registration Statements is carried over in this Registration Statement; and (c) the Prior Registration Statements are being amended on a post-effective basis to disclose the number of shares of Common Stock which may be carried forward from the Prior Registration Statements to this Registration Statement.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents previously filed by VCA Antech, Inc. (the "COMPANY," "US" or "WE") with the Securities and Exchange Commission (the "COMMISSION") are incorporated herein by reference:

     (a) Annual Report on Form 10-K for the year ended December 31, 2005 (filed March 14, 2005).

     (b) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 (filed May 9, 2006), June 30, 2006 (filed August 9, 2006) and
          September 30, 2006 (filed November 8, 2006).

     (c) Current Reports on Form 8-K filed February 22, 2006, March 13, 2006, April 20, 2006, May 1, 2006, May 22, 2006, August 2, 2006 and October
          26, 2006.

     (d) Description of the Company's common stock, par value $0.001 per share ("COMMON STOCK"), set forth under the heading "Description of Capital Stock" in the Registration Statement on Form S-3 filed with the Commission on April 14, 2004, as thereafter amended and supplemented, including amendments or supplements thereto set forth in any form of prospectus filed pursuant to Rule 424(b) under the Securities Act, which prospectus are deemed to be incorporated by reference into this registration statement.

     Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 are not incorporated herein by reference.

     All documents subsequently filed by the Company (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or 7.01) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this registration statement and are part of this registration statement from the date of the filing of those documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes this statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     The securities to be offered are registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the shares of our Common Stock is being passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Los Angeles, California. Frank Reddick, a partner at Akin Gump Strauss Hauer & Feld LLP, is one of our directors and as of March 31, 2006, beneficially owned approximately 100,000 shares of our Common Stock, consisting of options to purchase 100,000 shares of our Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware ("DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she acted in any of the capacities set forth in the paragraph above, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court will deem proper.

     Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 will not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, both as to action in his or her official capacity and as to action in another capacity while holding such office; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or the unlawful purchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

     Our certificate of incorporation and bylaws (i) eliminate the personal liability of our directors and (ii) provide for the indemnification of our directors and officers to the fullest extent permitted by the DGCL.

     We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our certificate of incorporation and our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

     In addition, we have purchased insurance pursuant to which our directors and officers are insured against liability which they may incur in their capacity as such.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

     4.1 Amended and Restated Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K filed March 29, 2002.

     4.2 Certificate of Amendment to the Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed July 16, 2004.

     4.3 Certificate of Correction to the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed July 16, 2004.

     4.4 Second Amended and Restated Bylaws of the Company. Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed May 1, 2006.

     4.5  VCA Antech, Inc. 2006 Equity Incentive Plan, as amended on May 22,
          2006.

     4.6  Stock Option Agreement for VCA Antech, Inc. 2006 Equity Incentive
          Plan.

     4.7 Restricted Stock Award Agreement for VCA Antech, Inc. 2006 Equity Incentive Plan.

     5.1  Opinion of Akin Gump Strauss Hauer & Feld LLP.

     23.1 Consent of KPMG LLP.

     23.2 Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit
          5.1).

     24.1 Power of Attorney (included as part of the signature page of this registration statement).

ITEM 9.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
          Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial BONA FIDE offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering; and

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 15th day of December 2006.

                             VCA ANTECH, INC.


                             By: /s/ Tomas W. Fuller
                                ------------------------------------------------
                                Tomas W. Fuller
                                Chief Financial Officer, Principal Financial
                                Officer, Vice President and Secretary


                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Robert
L. Antin and Tomas W. Fuller, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file a new registration statement under Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

                SIGNATURE                                    TITLE
                                                                                                  DATE

 /s/ Robert L. Antin                            Chairman of the Board, President and       December 15, 2006
----------------------------                        Chief Executive Officer
Robert L. Antin


 /s/ Tomas W. Fuller                          Chief Financial Officer, Principal           December 15, 2006
----------------------------                 Financial Officer, Vice President and
Tomas W. Fuller                                            Secretary


 /s/ Dawn R. Olsen                            Principal Accounting Officer, Vice           December 15, 2006
----------------------------                       President and Controller
Dawn R. Olsen


 /s/ John M. Baumer                                        Director                        December 15, 2006
----------------------------
John M. Baumer


 /s/ John Heil                                             Director                        December 15, 2006
----------------------------
John Heil


 /s/ Frank Reddick                                         Director                        December 15, 2006
----------------------------
Frank Reddick


 /s/ John B. Chickering, Jr.                               Director                        December 15, 2006
-----------------------------
John B. Chickering, Jr.


                                  EXHIBIT INDEX

    EXHIBIT  EXHIBIT DESCRIPTION
    NO.

    4.1 Amended and Restated Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K filed March 29, 2002.

    4.2 Certificate of Amendment to the Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed July 16, 2004.

    4.3 Certificate of Correction to the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed July 16, 2004.

    4.4 Second Amended and Restated Bylaws of the Company. Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed May 1, 2006.

    4.5*   VCA Antech, Inc. 2006 Equity Incentive Plan, as amended on May 22,
           2006.

    4.6*   Stock Option Agreement for VCA Antech, Inc. 2006 Equity Incentive
           Plan.

    4.7* Restricted Stock Award Agreement for VCA Antech, Inc. 2006 Equity Incentive Plan.

    5.1*   Opinion of Akin Gump Strauss Hauer & Feld LLP.

    23.1*  Consent of KPMG LLP.

    23.2*  Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit
           5.1).

    24.1* Power of Attorney (included as part of the signature page of this registration statement).

     - - - - - - - - - -
      * Filed herewith